Prudential Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

October 1, 2016

The Board of Directors
Prudential Investment Portfolios, Inc. 14
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re: Prudential Floating Rate Income Fund

To the Board of Directors:

Prudential Investments LLC has contractually agreed through June 30, 2018 to reimburse and/or waive fees so that: (1) the Fund’s net annual operating expenses (exclusive of distribution and service (12b-1) fees, transfer agency expenses (including sub-transfer agency and networking fees), acquired fund fees and expenses, taxes, interest and brokerage commissions, and extraordinary expenses) of each class of shares is limited to 0.65% of the Fund's average daily net assets; and (2) the Fund’s net annual operating expenses (exclusive of distribution and service (12b-1) fees, acquired fund fees and expenses, taxes, interest and brokerage commissions, and extraordinary expenses) of each class of shares is limited to 0.70% of the Fund's average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By: /s/Scott E. Benjamin
Name: Scott E. Benjamin
Title: Executive Vice President